UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 28, 2005

WILLIAM LYON HOMES

(Exact name of registrant as specified in charter)

Delaware	0-18001	33-0864902
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4490 Von Karman Avenue, Newport Beach, California	92660
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 833-3600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On February 28, 2005, the Compensation Committee of the Board of Directors of William Lyon Homes (the “Company”) awarded annual cash bonus payments pursuant to the Company’s 2004 Cash Bonus Plan (the “2004 Plan”) for the 2004 fiscal year. Under the 2004 Plan, the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer are eligible to receive bonuses based upon specified percentages of the Company’s pre-tax, pre-bonus income; division presidents are eligible to receive bonuses based upon specified percentages of their respective division pre-tax, pre-bonus income, and all other participants are eligible to receive bonuses based upon specified percentages of salary or specified percentages of a bonus pool determined as a specified percentage of pre-tax, pre-bonus income. All of these bonuses were subject to the discretion of the Compensation Committee.

In accordance with the Plan, General William Lyon, Chairman of the Board and Chief Executive Officer of the Company, was awarded a cash bonus of $10,176,870 and Wade H. Cable, Director, President and Chief Operating Officer, was awarded a cash bonus of $10,176,870. General Lyon and Mr. Cable are expected to be presented as named executive officers in the Company’s summary compensation table for the fiscal year ended December 31, 2004.

The Compensation Committee also approved the payment of cash bonuses to division presidents. Under the Plan, $3,273,060 was awarded to Douglas F. Bauer, Senior Vice President and Northern California Division President, $2,667,000 was awarded to Thomas J. Mitchell, Senior Vice President and Southern California Division President, and $1,857,360 was awarded to Mary J. Connelly, Senior Vice President and Nevada Division President. Mr. Bauer, Mr. Mitchell and Ms. Connelly are also expected to be presented as named executive officers in the Company’s summary compensation table for the fiscal year ended December 31, 2004.

The bonus awards under the Plan will be paid to General Lyon, Messrs. Cable, Bauer and Mitchell and Ms. Connelly, as well as to other executives and managers of the Company, over the course of two years, with 75% paid in 2005 and 25% paid one year later. The amounts payable one year later are conditioned upon continued employment to the date of payment, except in the case of retirement, death or disability.

The increase in the size of the bonuses awarded pursuant to the 2004 Plan compared to the bonuses awarded pursuant to the 2003 Cash Bonus Plan was directly related to the 138% increase in net income that the Company reported for the year ended December 31, 2004 as compared to the net income of the Company for the year ended December 31, 2003. Total bonus expense for the Company was approximately 16% of pre-tax, pre-bonus income in 2004 as compared to approximately 18% of pre-tax, pre-bonus income in 2003.

In addition to awarding bonuses for the 2004 fiscal year, on February 28, 2005, the Compensation Committee also approved the 2005 Cash Bonus Plan (the “2005 Plan”) for all of its full-time, salaried employees, including the Chief Executive Officer (“CEO”), Chief Operating Officer (“COO”) and Chief Financial Officer (“CFO”). Under the terms of the 2005 Plan, the CEO, COO and CFO are eligible to receive bonuses based on specified percentages of the Company’s pre-tax, pre-bonus income. Division presidents are eligible to receive bonuses based upon specified percentages of their respective division pre-tax, pre-bonus income, the president of the Company’s mortgage subsidiary is eligible to receive a bonus based upon the mortgage subsidiary’s pre-tax, pre-bonus income if the mortgage subsidiary achieves a targeted profit amount and a targeted mortgage capture rate (subject to adjustment upward or downward if actual performance is above or below the target), and all other participants are eligible to receive bonuses based upon specified percentages of salary or specified percentages of a bonus pool determined as a specified percentage of pre-tax, pre-bonus income. All of these bonuses are subject to the discretion of the Compensation Committee. The Company’s Compensation Committee will exercise its discretion to increase or decrease the award of a particular employee based on objective or subjective criteria, such as the state of the economy or the industry, competitive pay levels, or such employee’s extraordinary or substandard performance, managerial level, or impact within the Company. The 2005 Plan is substantially identical to the 2004 Plan, except that certain categories have been divided and a new bonus arrangement was created for the president of the mortgage subsidiary.

An employee’s right to receive a bonus under the 2005 Plan is generally conditioned upon his or her being actively employed by the Company or its divisions or subsidiaries on the date of payment. Awards will be paid over two years, with 75% paid following the determination of the bonus awards, and 25% paid one year later, except for administrative staff bonuses and mortgage subsidiary bonuses which will be paid in full. The amounts payable one year later are conditioned upon continued employment to the date of payment, except in the case of retirement, death or disability.

The maximum aggregate amount of awards under the 2005 Plan will not exceed 20% of the Company’s consolidated pre-tax income before bonuses.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILLIAM LYON HOMES

Dated March 4, 2005

	By:	/s/ Michael D. Grubbs
Michael D. Grubbs Senior Vice President, Chief Financial Officer and Treasurer